May 31, 2000

Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for Prodeo Technologies, Inc. and Subsidiaries (Prodeo or the Registrant). We reported on the Registrant's financial statements as of and for the period ended March 31, 1999. We commenced the audit of the financial statements as of and fthe year ended March 31, 2000. While in the process of the 2000 audit, on May 2, 2000 we were notified the Registrant had dismissed us as independent accountants of Prodeo.

On May 11, 2000 we obtained and read a copy of the Form 8-K of Prodeo dated May 3, 2000. We have read such statements included under Item 4 and we agree with such statements, insofar as they relate to McGladrey & Pullen, LLP as follows:

     * Paragraph two refers to the fiscal year ending December 31, 1999. The fiscal period which we audited was March 31, 1999.

As explained further below, we do not agree with the Registrant's comments that there were no disagreements as noted in the 4th paragraph of the Form 8-K.

The following disagreement on the Company's accounting policies and practices was uat the date of our dismissal, which if not ultimately resolved to our satisfaction would have caused us to make reference in our report as to the subject of such disagreement if still unresolved at issuance of our report:

     * We had been provided information and an agreement about a transaction which occurred in the quarter ended March 31, 2000. The transaction involved the exchange of Prodeo inventory for inventory owned by another party. The current Prodeo Chief Financial Officer (CFO) indicated the Registrant's desire to recognize revenue on the exchange. We indicated our belief that revenue recognition was not appropriate. We provided the CFO and the former CFO with the generally accepted accounting principles we believed were appropriate for the transaction as well as the recent SEC Staff Accounting Bulletin on revenue recognition prior to our dismissal. As of the dismissal date we had not met with the Cto discuss the accounting literature and Staff Accounting Bulletin and its application to the transaction.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP